Exhibit 3.369

PAGE 1
     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “SPRING VIEW PHYSICIAN PRACTICES, LLC” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     CERTIFICATE OF FORMATION, FILED THE THIRTEENTH DAY OF FEBRUARY, A.D. 2006, AT 6:39 O’CLOCK P.M.
     AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “SPRING VIEW PHYSICIAN PRACTICES, LLC”.

/s/ Jeffrey W. Bullock

Jeffrey W. Bullock, Secretary of State
4109577 8100H 110292731 You may verify this certificate online at corp.delaware.gov/authver.shtml	AUTHENTICATION: 8620160 DATE: 03-14-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:50 PM 02/13/2006
FILED 06:39 PM 02/13/2006
SRV 060135660 - 4109577 FILE
Certificate of Formation
of
Spring View Physician Practices, LLC
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware, particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the Delaware Limited Liability Company Act (the “Act”), hereby certifies that:
     FIRST: The name of the limited liability company is Spring View Physician Practices, LLC (the “Company”).
     SECOND: The address of the registered office and the name and address of the registered agent of the Company required to be maintained by Section 18-104 of the Act is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of February 10, 2006.

By:	/s/ Mary Kim E. Shipp
Mary Kim E. Shipp
Authorized Person